Exhibit 10.22

AMENDMENT TO CONSULTING AGREEMENT

This Amendment (the "Amendment") to the Consulting Agreement (the "Agreement") dated February 22, 2021 is between Jonathan Kurtis ("Consultant") and Ocean Biomedical, Inc., (the "Company") (each a "Party" and collectively the "Parties"). This Amendment is effective August 2, 2021.

Amendment refers to replacement of the second and last sentence of Section 2-Compensation, as follows:

"Notwithstanding the foregoing sentence, the Company will pay any deferred compensation that is has not yet paid, but which it has agreed to pay Consultant (including without limitation any applicable Fees), on or promptly following the first cumulative equity raise of at least $50 million, subject to Consultant's continued service relationship with the Company through such payment date."

In the event of any conflicts or inconsistencies between the provisions of the Amendment and the Agreement and/or any addenda thereto, the provisions of the Amendment will prevail. Except as set forth in the Amendment, the remainder of the Consulting Agreement will remain in full force and effect, unamended.

Accepted and agreed to as the effective date first written above:

OCEAN BIOMEDICAL, INC.

By: ______________________

Name: Chirinjeev Kathuria
Title: Executive Chairman

INDIVIDUAL

____
Name (Print): Jonathan Kurtis